Exhibit 11.2

Independent Auditor’s Inclusion Letter

We agree to the inclusion of our report dated January 26, 2024, with respect to the balance sheet of Groundfloor Loans 1 LLC as of December 31, 2023, which appears in the accompanying Offering Statement on Form 1-A of Groundfloor Loans 1 LLC.

Roanoke, Virginia

March 4, 2024